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                                                                    EXHIBIT 14.1

                                     Anixter
                                    Business
                                     Ethics
                                       and
                                     Conduct
                                     Policy

                                 [ANIXTER LOGO]

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                                TABLE OF CONTENTS

I.      INTRODUCTION
        A.   General Policy                                               1
        B.   Scope                                                        1
        C.   Effect of Policy Violation                                   2
        D.   Your Responsibilities and Rights Under this Policy           2
        E.   Definitions                                                  2
        F.   Additional Information                                       2

II.     CONFLICTS OF INTEREST OR VIOLATIONS OF TRUST
        A.   General                                                      2
        B.   Specific Examples of Conflicts or Violations                 3
        C.   Effect of Violations                                         3
        D.   Periodic Reporting                                           4

III.    ANTITRUST LAWS AND TRADE REGULATION
        A.   General                                                      4
        B.   U.S. Operations                                              4
        C.   International Operations                                     4
        D.   Specific Laws and Regulations                                4

IV.     OTHER LAWS AND REGULATIONS
        A.   Compliance with Governmental Authority                       5
        B.   Restrictions on Political Activity                           6
        C.   Relationships with Governmental Officials                    6
        D.   Restrictions Affecting Foreign Trade                         6

V.      EMPLOYMENT AND PERSONNEL PRACTICES
        A.   General                                                      7
        B.   Nondiscrimination                                            7
        C.   Prohibition of Harassment                                    7
        D.   Employment Contracts                                         8
        E.   Employee Record Confidentiality                              8
        F.   Substance Abuse                                              8

VI.     TRANSACTIONS IN SECURITIES
        A.   Trading in Anixter Securities                                8
        B.   Trading in the Securities of Other Companies                 8
        C.   Transactions by Others                                       9
        D.   Transactions by Officers and Directors                       9
        E.   Effect of Violations                                         9

VII.    PROPER RECORDING OF FUNDS, ASSETS AND DISBURSEMENTS
        A.   General                                                     10
        B.   Confidential Reporting of Accounting and Auditing Matters   10

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
VIII.   DISCLOSURE OR USE OF COMPANY INFORMATION
        A.   General                                                     10
        B.   Outside Inquiries and Requests for Information              11

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I.    INTRODUCTION

All employees of Anixter can be proud of its reputation as an ethical and responsible company. Our reputation was built by employees who have understood the value we place on honesty, integrity and fair dealing. Each of us must strive to uphold the tradition of ethical conduct that has contributed so greatly to the success of our worldwide business operations.

Our Board of Directors has issued this Anixter Business Ethics and Conduct Policy to assist you in complying with the laws and principles defining ethical business conduct. While no policy can be complete in all respects, this Policy is designed to help you understand what Anixter expects of you in situations that you may encounter during your employment. You are expected to attain a level of understanding of this Policy that will permit you to exercise good judgment, the best safeguard against improper or unethical conduct.

When you are faced with a situation not addressed by this Policy, ask yourself:
If my associates, family or friends were to look closely at my decision, would I be concerned about the decision? Further, if the decision were to be fully reported in the news media, would I be concerned? I t is important to remember that, in cases where questionable decisions are reviewed after they have been made, perceptions can be as important as the actual facts surrounding the decision. Therefore, you should avoid situations which may give any impression of impropriety.

If you are in doubt about whether this Policy applies to a particular transaction or uncertain about the proper course of conduct to follow, you should contact the General Counsel's office in Glenview which is always available to answer questions and provide guidance.

Anixter's internal auditors and legal staff will monitor compliance with this Policy to assure that Anixter conducts itself in a manner consistent with its obligations to society and its stockholders. In addition, those with management responsibilities within any area covered by this Policy will periodically be required to complete the "Management Representation of Compliance with Company Policies." This questionnaire is illustrated on the inside back cover of this policy manual.

A.    GENERAL POLICY

Anixter and its personnel will at all times transact business in full compliance with the law and in accordance with the highest principles of business ethics and conduct.

You must strictly adhere to these Policy guidelines at all times and under all circumstances. Policy violations may result in disciplinary action including, if appropriate, discharge from employment.

B.    SCOPE

The guidelines set forth in this Policy apply to all directors, officers and employees and all Anixter-related transactions. You must be familiar with this Policy and must ensure that employees under your direction or control read and understand the Policy. Company officers and directors should also be aware that there are special legal requirements, not covered by this Policy, which apply to corporate fiduciaries.

Anixter's commitment to full compliance applies to all applicable laws, regulations and judicial decrees of the United States (federal, state, and local) and of other countries where Anixter transacts its business.

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Portions of the Policy concentrate on laws and regulations which are particularly relevant to our business activities; however, this special emphasis on relevant areas of law does not limit the general policy described above. Anixter's interests are not served by any unethical practice or activity, even though not in technical violation of the law.

C.    EFFECT OF POLICY VIOLATION

Any knowing violation of the laws, regulations or principles of ethics set forth in this Policy will be grounds for disciplinary action or dismissal from employment, and may subject you to civil liability and/or criminal prosecution under appropriate law. Any employee who knowingly authorizes or permits another to engage in a violation will also be subject to disciplinary action, dismissal and other penalties. Those who receive these guidelines shall be considered informed, and violation of clearly covered areas will be considered "knowing."

D.    YOUR RESPONSIBILITIES AND RIGHTS UNDER THIS POLICY

You are required to adhere to this Policy and to report any violations or potential violations of which you are aware. Reports should be made to the Director of Internal Audit, the General Counsel's office or other individual or office as may be specified herein or in supplemental policies. You are required to contact the General Counsel's office for clarification of any uncertainties regarding legal or ethical issues involving Company affairs. Failure to report policy violations or secure advice could be costly to you and to Anixter. You should also be aware that the legal implications of your actions, as well as everything you write, may be scrutinized at some future date by government officials or third parties.

You have the right to report policy violations or seek the advice of counsel without risk to your job status or position by reason of such report or inquiry. Anixter will not tolerate any form of retribution or retaliation against employees for exercising their rights under this Policy. To help secure this right, each person to whom a report is made or from whom advice is sought shall use every reasonable means available to keep confidential the identity of any employee who requests such protection. Concerns regarding accounting or auditing matters may be reported confidentially and anonymously to a third party, as further described in Section VII.B. of this Policy. Reporting policy violations by others or seeking the advice of counsel will not, however, protect you from your own misconduct.

E.    DEFINITIONS

As used herein, the terms "Anixter" and the "Company" include Anixter International Inc. and all of its subsidiaries. The terms "personnel" and "employee" apply to all Anixter officers, directors, managers and other employees. "General Counsel's office" refers to the internal legal counsel of Anixter.

F.    ADDITIONAL INFORMATION

Portions of this Policy may be explained in greater detail in supplemental policies which are distributed to Company offices from time to time. Additional copies of this Policy, as well as any supplemental policies, are available from the Internal Audit Department in Glenview.

II.   CONFLICTS OF INTEREST OR VIOLATIONS OF TRUST

A.    GENERAL

You must not permit your personal interests to influence the decisions you make on behalf of Anixter in dealing with suppliers, customers or any other organizations or individuals doing or seeking to do business with Anixter. You should also avoid any situation which creates the appearance, if not the actual fact, of a conflict of interest.

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If you are in a position to control or influence actions by Anixter which will beneficially affect other companies, you should be aware that an investment by you in such other companies could disqualify you from performing your job.

You should avoid outside business activities which may conflict with your ability to devote your efforts full time to the business of Anixter, unless those activities have been approved by your supervisor.

In many cases, you can avoid a potential conflict of interest or violation of trust by making a full disclosure of the facts prior to engaging in a transaction, thereby permitting Anixter to make an informed, independent decision regarding the transaction. Such disclosure should be made to the General Counsel's office. Many factors must be considered in determining whether a conflict exists, including the relationship of the other person or company to Anixter, the nature and extent of your interest in such other person or company, and the opportunity for Policy violations arising from the nature of your employment. Personnel in purchasing and related fields should exercise particular caution whenever there is a possible conflict.

B.    SPECIFIC EXAMPLES OF CONFLICTS OR VIOLATIONS

It may be considered to be in conflict with Anixter's interest or a violation of trust for you or any immediate member of your family:

1. to have an undisclosed interest in or involvement with any person or organization which has business dealings with Anixter where there is an opportunity for preferential treatment to be given or received, except where such an interest comprises either: (i) securities in widely-held companies which are quoted and sold on the open market and the interest does not exceed the lesser of one percent of the outstanding securities or $50,000; (ii) securities in a widely-held company which are quoted and sold on the open market, where neither our sales to that company nor our purchases from that company exceed one percent of its purchases or sales; (iii) interests in mutual funds; or (iv) other interests determined by the General Counsel's office not to be inconsistent with this Policy because of the nature of your interest in and the business we do with that company;

2. to buy, sell or lease any kind of property, facilities or equipment from or to Anixter or to any company, firm or individual who is or is seeking to become a Company contractor, supplier or customer, except where such transaction is conducted in the ordinary course of business without special consideration given or received because of your status as an employee of Anixter, or where special consideration is made available to all employees of Anixter with the consent of Anixter;

3. to accept commissions, a share in profits (other than from investments in companies permitted under subparagraph [1], above) or other payments, loans (other than with established banking or financial institutions), services, excessive entertainment and travel, or gifts of more than nominal value, from any individual or organization doing or seeking to do business with Anixter; or

4. to take advantage of any opportunity for personal gain that rightfully belongs to Anixter. This would include business opportunities of which you become aware through your Anixter employment. You must offer such opportunities to Anixter.

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C.    EFFECT OF VIOLATIONS

As with any other violation of Policy, a violation of the above conflict of interest provisions will be grounds for disciplinary action or dismissal from employment, and may subject you to civil liability and/or criminal prosecution under appropriate law. Even so, not every potential conflict of interest is a Policy violation -- under some circumstances following a full disclosure of the relevant facts, Anixter may independently determine to engage in a particular transaction because no actual conflict of interest exists. Therefore, the effect of a particular conflict of interest or violation of trust will depend upon the nature of the conflict or violation, your disclosure, its effect upon Anixter, the severity of the violation, and the means available to recompense loss or prevent future injury.

D.    PERIODIC REPORTING

To provide a means of disclosure and method of monitoring compliance, directors, officers and employees in sensitive positions may be required periodically to report their interests in companies with which we do business, including transactions in their securities.

III.  ANTITRUST LAWS AND TRADE REGULATION

A.    GENERAL

The antitrust laws and trade regulations of the United States are designed to promote full and fair competition in the market for products and services. Violations of these laws or regulations may subject Anixter to fines, injunctions and substantial monetary damages, and violations of certain antitrust laws may expose employees to the risk of fine and/or imprisonment.

B.    U.S. OPERATIONS

The antitrust laws of the United States apply to all domestic businesses. Accordingly, the guidelines set forth herein will govern all Anixter operations in the United States.

C.    INTERNATIONAL OPERATIONS

The United States antitrust laws apply to any international Company operations to the extent that competition within the United States is affected by a particular business transaction. Although differences in antitrust laws, or the absence of such laws in some countries, might prevent application of these guidelines to worldwide Anixter operations, the cautious approach to foreign antitrust compliance requires that Anixter comply with the antitrust laws of the United States in all international operations. If exceptions in particular circumstances appear appropriate due to the local laws of another country, you should discuss such exceptions with the General Counsel's office.

D.    SPECIFIC LAWS AND REGULATIONS

Anixter sells its products and services in markets in which there is active competition and aggressively competes in these markets. The following guidelines set forth specific types of conduct or business practices which relate to antitrust law and trade regulation and which require you to be especially careful and actively consult with the General Counsel's office.

1. Discussions or Agreements with Competitors--You may not communicate or enter into agreements with any competitor regarding any matter which could affect Anixter's ability to conduct its business independently from its competitors. Examples of forbidden subjects include: purchasing costs or terms, selling/leasing prices or pricing policies, bids or quotes, terms or conditions of sale/lease, credit information, customers or customer-account data, territorial markets or market shares, marketing strategies or product plans, promotions, market surveys, production data, inventories, costs, profits or

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profit margins, and other similar subjects. You must obtain approval of the
General Counsel's office before submitting information relating to these subjects to any trade association or other group in which Anixter's competitors are likely to be members. Prior approval must also be obtained before participating in the establishment of standards which create hardship for any segment of the industry.

Anixter's pricing policies and decisions and the selection of its customers, suppliers and markets in which it will do business may never be based on any communication or agreement with a competitor. The prohibition of agreements with competitors includes formal written contracts, oral agreements, "gentlemen's agreements," tacit approvals, side letters, informal "off-the-record" understandings and "knowing winks." In some situations, subcontracting, joint venturing or particular customer or supplier relationships may create circumstances where discussions with a competitor are necessary and proper. When this occurs, it should be done pursuant to the advice of the General Counsel's office.

2. Reciprocity--The purchase of products or services should generally be on the basis of price, quality, service, and the financial responsibility of the supplier without consideration of its status as an Anixter customer. Deviations from these guidelines should be reviewed with the General Counsel's office.

3. Price Discrimination--You must make Anixter's products and services available to customers on a fair and equitable basis, without discrimination in price, unless a lower price is justified by a demonstrable cost savings to Anixter (and then only to that extent) or unless a lower price is believed in good faith to be necessary to meet an equally low price of a competitor. Similarly, there shall be no discrimination or preferential treatment in scheduled delivery dates, contract terms, services and facilities for similarly situated customers buying in similar situations and markets.

4. Inducing Preferential Price--You may not induce or attempt to induce a preferential price from a supplier if there is reason for you to know that the price is discriminatory (i.e., better than those otherwise received by competitors in similar circumstances) and cannot be justified by lower costs to the supplier or by the need for the supplier to meet competition. You may not accept services or facilities which are not commonly offered by the supplier to similarly situated customers.

5. Commission or Brokerage--All agreements appointing brokers must contain an express provision prohibiting the broker from passing on any part of its commission to a customer.

6. Marketing Communications -- You may not inaccurately disparage competing products or services, either orally, in writing, by advertising or by any other means of communication. Generally, market communiques should emphasize the merits of Anixter's own products and services rather than the negative aspects of a competitor's. Comments on the merits of a competing product or service are permissible whenever the commentary is supported by full facts which can be proven. All advertising and other marketing communications must be carefully reviewed and those found to be in any way deceptive may not be published or distributed.

7. Unfair Competition--You may not engage in any improper pricing or other unfair competitive practice, either alone or with others, for the purpose of reducing or destroying competition, eliminating a competitor, blocking the market entry of a potential competitor, or otherwise acting contrary to established business ethics, public values or public interest.

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8. Tying Contracts--The sale or lease of a product, service or facility or the granting of an allowance or discount shall not be made on the condition that the purchaser also buy or lease another product, service or facility from Anixter.

IV.   OTHER LAWS AND REGULATIONS

A.    COMPLIANCE WITH GOVERNMENTAL AUTHORITY

Anixter shall comply with the laws, regulations, decrees and orders of every governmental agency, regulatory authority and judicial body having jurisdiction over it. Anixter shall cooperate with governmental agencies in the proper performance of their duties to the fullest extent permissible under this Policy, even when not mandated by law or judicial decree. To ensure Anixter's compliance and cooperation commitment is met, the General Counsel's office should be immediately informed of any governmental or judicial request or inquiry.

B.    RESTRICTIONS ON POLITICAL ACTIVITY

1. Prohibition on Contributions in Federal Elections--No Company funds, property, time or any other thing of value shall be contributed, expended or reimbursed for any campaign purpose or to any candidate in connection with any election, primary election, political convention or caucus in which a candidate or nominee for the office of President, Vice President, Senator or Representative of Congress is to be voted upon or otherwise selected, nor under such circumstance shall Anixter provide any indirect payment or support, in any form or through any means, such as through consultants, suppliers, customers, employees or other third parties.

2. Other Company Activity or Contributions--The above prohibition on Company disbursements shall not prevent Anixter from advocating a position, expressing a view or taking other appropriate action with respect to any legislative or political matters affecting Anixter or its interests. In those cases where political contributions or other support are permitted by law, no Company funds, property, time or other thing of value shall be given except upon the advice of the General Counsel's office.

3. No Prohibition on Individual Activity--You, acting in your individual capacity and at your own expense, are not constrained by this Policy from engaging in political activity, making political contributions, expressing views or taking other appropriate action on any political or legislative matter.

C.    RELATIONSHIPS WITH GOVERNMENTAL OFFICIALS

You may not make payments (regardless of amount), provide entertainment (other than meals where Company-related work activities are conducted), or give gifts (of more than nominal value) to governmental officials and other governmental personnel of the United States and other domestic or foreign jurisdictions, regardless of motive. Your relationship with public officials shall in all respects be of such nature that the integrity and reputation of the officials and Anixter will not be impugned in the event the full details of the relationship, including any gifts or entertainment, become a matter of public discussion.

In those rare cases where a facilitating payment is required to be made to a foreign government functionary whose duties are essentially of a minor ministerial or clerical nature, such payment must be insubstantial in amount, customary and legal where made, necessary to prevent a normal and fully legitimate transaction from being impeded, and properly reported and recorded as such in Anixter's books and records. You must obtain approval from the General Counsel's office prior to making any such facilitating payment.

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D.    RESTRICTIONS AFFECTING FOREIGN TRADE

1. General--Several U.S. and foreign laws and regulations restrict or otherwise impose conditions upon the ability of Anixter to conduct its international operations. Because trade policies change frequently, you should contact the General Counsel's office if you have any doubts about Anixter's ability to engage in a particular transaction.

2. Export Licensing and Embargoes--Any product made by a U.S. company or made using U.S. technology is subject to U.S. export laws, even if the product is located outside of the U.S. These laws regulate and may prohibit the export of the U.S. products from the U.S. or from one foreign country to another. These laws are gradually being relaxed to allow more products to be shipped to a greater number of countries with little or no restriction; however, you should be sure that Anixter has obtained all necessary approvals or licenses before exporting any U.S. products from the U.S. or from one foreign country to another.

Anixter is prohibited from having virtually any commercial contact with embargoed countries and any citizens of those countries. The list of embargoed countries changes from time to time; a current list is maintained by the General Counsel's office.

3. Antiboycott Laws--Anixter is prohibited from participating in economic boycotts directed against friendly countries. You may not refuse to do business with anyone based on race, religion, sex or national origin. You may not provide information to customers or others about the race, religion, sex or national origin of Anixter's owners, employees, suppliers or shippers, except in compliance with the legitimate affirmative action programs of Anixter or its U.S. customers or as otherwise approved in advance by the General Counsel's office. You may not provide information about relationships or business dealings that Anixter may or may not have with boycotted or "blacklisted" countries.

Anixter must report all requests to participate in a boycott, even if Anixter refuses to participate. Such requests may be found in almost any business document, including contracts, bids, letters of credit, purchase orders and questionnaires. You must, prior to engaging in the contemplated transaction bring to the attention of the General Counsel's office any document containing the words "boycott," "blacklist," provisions prohibiting the importation of goods from certain countries, provisions requiring that goods be shipped on vessels that are able to enter the ports of particular countries or any other language that you believe may be related to a boycott.

V.    EMPLOYMENT AND PERSONNEL PRACTICES

A.    GENERAL

You shall at all times abide by the strict legal requirements governing employment practices and employee relations. In addition, every person coming in contact with Anixter, as employee, customer, supplier, candidate for employment or other third party, shall be treated fairly, courteously and respectfully.

B.    NONDISCRIMINATION

Anixter seeks to employ qualified persons without regard to race, color, religion, sex, age, national origin, disability or marital or veteran status. It is our intent that all matters related to hiring, training, compensation, benefits, promotion, transfer, working conditions and all other aspects of employment and employee relations should be free of discriminatory practices. Moreover, as opportunities for

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transfer, advancement or promotion arise, care should be taken to ensure that only valid requirements are imposed for these opportunities.

C.    PROHIBITION OF HARASSMENT

It is our goal to create a workplace which is conducive to the well-being and productivity of all our employees. You shall be free to perform your job duties and responsibilities, and participate in the benefits of employment with Anixter, without harassment or interference.

Harassment may include unwelcome sexual advances or conduct which creates an offensive or intimidating work environment. If you experience harassment you should promptly notify the General Counsel's office or one of the individuals named in Anixter's supplemental anti-harassment policy, which is available at all U.S locations and the General Counsel's office.

All complaints will be promptly investigated, and all information obtained will be held in confidence and disclosed only to the extent necessary to effectively investigate and resolve the matter. Confirmed instances of harassment will result in disciplinary action, which may include dismissal where appropriate.

D.    EMPLOYMENT CONTRACTS

Anixter shall not enter any contract of employment without the prior written approval of the General Counsel's office.

E.    EMPLOYEE RECORD CONFIDENTIALITY

All personnel records shall be treated as the confidential information of Anixter. You may not copy or release any employee's personnel or salary record to any third party, nor disclose any private personal information contained in such personnel record to any third party unless you have the prior written consent of either the affected employee or the General Counsel's office. If you are authorized to access personnel or salary records, you must institute measures to prevent the disclosure of any such records under your control.

F.    SUBSTANCE ABUSE

With the exception of Anixter-sponsored affairs, you must not keep, serve or consume alcohol on Company premises. You may not keep, serve or consume illegal drugs on Company premises at any time. You are not permitted to use illegal drugs or abuse chemical substances at any time, and you may not come to work under the influence of alcohol. Anixter may at any time require testing of any employee reasonably believed to be in violation of this Policy, and any employee refusing to undergo such testing will not be permitted to continue in Anixter's employ.

VI.   TRANSACTIONS IN SECURITIES

A.    TRADING IN ANIXTER SECURITIES

Regardless of your motive, you are prohibited from trading in Company securities when you have material information about Anixter which is not publicly known. Information is considered material if it is important enough to affect a decision by anyone to buy, sell or hold securities. Information that will frequently be regarded as material includes: projections of future earnings or losses; news of a pending or proposed merger, acquisition or tender offer; news of a significant sale of assets or the disposition of a subsidiary; changes in dividend policies, the declaration of a stock split or the offering of additional securities; changes in management; significant new products or services; impending financial problems;

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and the gain or loss of a substantial customer or supplier. Either positive or negative information may be material.

Because Anixter's shareholders and the investing public should be afforded adequate time to receive an announcement of material information and act upon it, as a general rule you should not trade in Company securities until you have checked with the General Counsel's office to confirm that such material information has been adequately disseminated.

You should not engage in short-term speculation in Company securities, nor should you engage in any transaction where you profit if the value of Company securities falls.

B.    TRADING IN THE SECURITIES OF OTHER COMPANIES

You should not trade in securities of a company which has been targeted for acquisition or is being reviewed as an acquisition candidate by Anixter, which is being considered for or has just been awarded an important contract or relationship with Anixter or is being considered by Anixter for any other important business transaction.

From time to time, you may come into possession of material nonpublic information regarding companies with which we do business or otherwise have a relationship. Generally, you should not trade in the securities of such companies when, as a result of your employment with Anixter, you come into possession of information which may be considered to be material nonpublic information. Because the general statement of this policy may be more restrictive than required by current securities laws, you should consult with the General Counsel's office prior to engaging in any transaction which may be covered by this policy in order to determine your legal obligations.

C.    TRANSACTIONS BY OTHERS

You may not in any way encourage any member of your family, your household or any other third party to engage in any transaction in which you cannot engage. Disclosing material nonpublic information about Anixter or about other companies with which we do business is prohibited.

D.    TRANSACTIONS BY OFFICERS AND DIRECTORS

Directors and certain officers of Anixter are subject to additional statutory restrictions covering transactions in Company securities. These restrictions (a) prohibit officers and directors from profiting on transactions within a six-month period, (b) prohibit them from selling the stock short, and (c) may restrict the amount of securities some of them can sell within a three-month period. Officers covered by this provision include the president, principal financial officer, principal accounting officer or controller, vice presidents in charge of principal business units, divisions or functions, and any other person who performs a significant policy-making function. Persons which may be subject to this provision should review proposed transactions in Company securities with the General Counsel's office.

E.    EFFECT OF VIOLATIONS

In addition to discipline for violating our Business Ethics and Conduct Policy, violations of our specific policy on transactions in securities may also constitute violations of the securities laws which provide for civil penalties of up to three times the profit gained or loss avoided, large criminal fines and lengthy imprisonment. Anixter and its responsible supervisors may also be subject to substantial civil and criminal penalties. If you are in doubt as to whether this policy applies to a particular transaction you are contemplating, seek guidance from the General Counsel's office.

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VII.  PROPER RECORDING OF FUNDS, ASSETS AND DISBURSEMENTS

A.    GENERAL

To assure Anixter's financial statements are maintained in accordance with generally accepted accounting principles, requirements of taxing authorities or such other standards as may be appropriate, you must abide by the following policies:

1. Full Disclosure of Accounts--You may not establish or maintain any secret or unrecorded fund of monies or other assets of Anixter, and you must properly record in the appropriate records and books of account all funds, assets and disbursements of Anixter.

2. Accurate Entries to Accounts--You may not (i) make any false or fictitious entries on the books and records of Anixter, (ii) issue any false or misleading reports pertaining to Anixter or its operations, or (iii) engage in any transaction that requires or contemplates such prohibited activities on the part of Anixter. In addition, you may not cause or permit others to engage in any of the foregoing prohibited activities.

3. Accurate Expense Accounts--All employees who seek reimbursement from Anixter for expenses shall keep and submit to Anixter complete and accurate records of such expenditures and their business purpose.

B.    CONFIDENTIAL REPORTING OF ACCOUNTING AND AUDITING MATTERS

Anixter has established procedures for the receipt, retention and handling of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. Persons with concerns regarding questionable accounting or auditing matters may make a completely confidential, anonymous report by calling 1-888-361-5806 (within North America) or by calling collect to 1-770-613-6337 (outside North America). Calls will be answered by representatives of The Network, a third party with whom the Company has contracted to provide this service.

VIII. DISCLOSURE OR USE OF COMPANY INFORMATION

A.    GENERAL

Anixter's information and related resources have been developed through our collective efforts at great expense. It is your duty to safeguard and keep private all Company proprietary and confidential information. The Anixter Information Security Steering Committee meets regularly to establish standards applicable to all employees. Policies and standards established by the Committee can be found on Lotus Notes at COR-PROD-01, SECURITY directory, Policy & Standards database. The disclosure of such Company information shall be permitted only when required by law or permitted by our policies. Disclosure may also be permitted when it would be in the best interest of Anixter or its personnel, but in such case, the approval of the General Counsel's office shall be obtained prior to the release of such information.

1. Disclosure of Business Information--Absent prior approval, you may not use or disclose any business information which might be prejudicial to the interests of Anixter, its employees or third parties, including information concerning the prices we pay and arrangements we make with our suppliers, the prices we obtain and the margins we earn from our customers, our customer lists, our budgets and sales, marketing or vendor strategies, our personnel, and our proprietary technology, software, trade secrets, inventions, system design information, manuals, computer tapes, disks, data processing records, or any other confidential or proprietary matters of any nature whatsoever.

2. Discussions with Competitors--You should avoid conversations with competitors, and even in conversations with customers and suppliers you should take care to disclose only that information which they have a legitimate need to know.

3. Protection of Information Media--Our investment in computers and other communication technology enable us to quickly assemble and disseminate our business information. It is especially important to recognize the increased risk of unauthorized disclosure inherent in this technology and to take appropriate steps to control access to computer files, disks, tapes and other media containing sensitive information.

4. Ongoing Obligations--Your obligation to refrain from disclosing Company information continues after you leave Anixter, and prospective employers may be legally prohibited from using our information. Similarly, you should not solicit confidential information from persons currently or formerly employed by our competitors, nor accept the confidential information of others without the written consent of the rightful owners of such information.

B.    OUTSIDE INQUIRIES AND REQUESTS FOR INFORMATION

If any third party makes contact with you requesting an interview or seeking information concerning any Company-related proprietary or confidential matter, or if any media representative requests an interview or seeks information or opinions concerning any Company-related matter, whether or not the matter is confidential or proprietary, the requester should be instructed to address its inquiry directly to Anixter's Chief Executive Officer, Chief Financial Officer or General Counsel so that questions can be answered with appropriate care by authorized personnel having unrestricted access to Anixter's information resources.

Employees with certain responsibilities will periodically be requested to complete a questionnaire similar to the one presented below.

                           ANIXTER INTERNATIONAL INC.

                          MANAGEMENT REPRESENTATION OF
                        COMPLIANCE WITH COMPANY POLICIES

It is the responsibility of each Company officer, director, and management employee to read and understand the Anixter International Business Ethics and Conduct Policy (the "Policy") and to complete this questionnaire and promptly return it to the Internal Audit Department, Anixter Inc., Glenview, Illinois. If you have supervisory duties, it is also your responsibility to ensure that employees reporting to you have read and understand the Policy. IN ADDITION, IF THE ANSWER TO ANY QUESTION BELOW IS "YES", YOU MUST ATTACH A BRIEF EXPLANATORY STATEMENT DISCLOSING THE FACTS SUPPORTING YOUR ANSWER.

1. Are you aware of any of the following practices related to Anixter's affairs:

                                                                                  Yes        No
                                                                                  ---        --
a)  A situation or transaction described in the Conflict of Interest or
    Violations of Trust guidelines set forth in the Policy regardless of whether or not that situation or transaction may have been disclosed
    or approved in accordance with the Policy?                                  ________  _________

b)  A violation of federal, state, or local law?                                ________  _________

c)  A fraud, embezzlement, unrecorded fund or account, or significant
    accounting error?                                                           ________  _________

d)  A political contribution or support, direct or indirect, using Company
    funds?                                                                      ________  _________

e)  An activity in violation of the Antitrust Laws and Trade Regulation
    guidelines set forth in the Policy?                                         ________  _________

f)  A practice in violation of the Employment and Personnel Practices
    guidelines of the Policy?                                                   ________  _________

g)  A transaction in violation of the Transactions in Securities
    guidelines set forth in the Policy?                                         ________  _________

h)  A payment or gift to governmental officials?                                ________  _________

i)  An unauthorized disclosure of information which is confidential or
    proprietary to the Company?                                                 ________  _________

j)  A transaction in violation of export, embargo or antiboycott laws?          ________  _________

2.  Are you aware of any other transaction, practice, activity, event, or
    circumstance which you believe should be brought to Anixter's attention?    ________  _________

     The foregoing answers and any attached explanatory statements are true and correct to the best of my knowledge and belief.